                             PROCESSING AGREEMENT
                            KENOVA PROCESSING PLANT

     This PROCESSING AGREEMENT ("Agreement") made this 15th day of March 1995 between COLUMBIA GAS TRANSMISSION CORPORATION ("Columbia"), and MARKWEST HYDROCARBON PARTNERS, LTD., ("Processor").

     WHEREAS, Columbia desires to deliver natural gas to Processor at Processor's Facilities for the purpose of extracting liquid hydrocarbons therefrom, under the terms and conditions hereof; and

     WHEREAS, Processor desires to receive natural gas at Processor's Facilities from Columbia for the purpose of extracting liquid hydrocarbons therefrom, under the terms and conditions hereof.

Columbia and Processor agree as set forth below:

ARTICLE I. EXTENT OF CONTRACT

     1.1 Processor agrees to process at its sole risk and expense all natural gas volumes made available by Columbia at Processor's Facilities described on
Exhibit 1, to be attached hereto and made a part hereof promptly following its preparation, (herein referred to as Processor's Facilities) in order to deliver to Columbia residue gas as specified in Article IV hereof. Columbia shall accept delivery of all residue gas volumes meeting the specifications as set forth herein in Article IV and to reimburse Processor for processing each million

British thermal units (MMBtu) of natural gas delivered to and processed by Processor, as set forth herein in Article VI.

     1.2 Columbia agrees to use reasonable, diligent efforts to avoid taking any action not compelled by law or regulation which will reduce the volume of natural gas being supplied to the Processor's Facilities, or reduce the recovery of natural gas liquids at Processor's Facilities or divert elsewhere the streams of natural gas that would otherwise flow through and be processed by Processor's Facilities. Processor and Columbia agree that the streams of natural gas are being shipped by Columbia for third party shippers for delivery to regulated and unregulated distribution companies, producers and industries for service to the public and Columbia's control of said natural gas streams to meet its public service obligations at the lowest reasonable cost shall be paramount. Columbia shall have the right to manage the streams of natural gas in the manner in which Columbia, in its sole discretion, deems most appropriate to meet its public service obligation at the lowest reasonable cost, without any liability to Processor on account thereof. That right shall specifically include, but not be limited to, the right to curtail, interrupt, or divert the natural gas streams for such periods as Columbia, in its sole judgment, deems necessary. It is provided, however, that should Columbia divert the natural gas streams, otherwise deliverable to the Processor's Plant, to other extraction plants not operated by Processor, the liquids extracted from those streams shall be made available to Processor at those extraction plants, under the terms of this Agreement.

     1.3 In addition to the foregoing and not by way of limitation, Columbia agrees to use reasonable, diligent efforts to deliver or cause to be delivered approximately 115 MMCfd of natural gas to Processor's Facilities. Processor acknowledges and agrees that a portion of the natural gas delivered by Columbia to Processor's Facilities will have already been processed at the Boldman Processing Plant or have, at its point of delivery into Columbia's facilities, a lower Btu than the average Btu of quantities at the outlet of Processor's Facility, and in accordance with Section 25.3 of the General Terms and Conditions of Columbia's FERC Gas Tariff, as currently in effect and as may be amended, will not be charged for processing at Processor's Facilities. All other natural gas delivered to Processor's Facilities will be charged for processing and will hereinafter be referred to as "Billable Quantities". The average Btu at the outlet of Processor's Facility shall be posted on Columbia's Electronic Bulletin Board System and redetermined on an annual basis. The volume of gas and the heating value will be calculated at 14.73 psi at 60 degrees Fahrenheit and the gas will be assumed to be dry. Additionally, Columbia will use reasonable, diligent efforts to divert previously processed gas (excluding gas processed at the Boldman Plant) received by Columbia, including without limitation, processed gas received at the Beaver Creek Compressor Station, away from Line P so that such previously processed gas will not be delivered to Processor's Facilities. Processor also acknowledges and agrees there will be events, including but not limited to, maintenance, repair, replacement and outages on Line KA, which will require previously processed gas to be delivered to Processor's Facilities; provided, Columbia will use its reasonable, diligent efforts to minimize the duration and frequency of those

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

occurrences. Further, to the extent within Columbia's reasonable control, Columbia will not reduce, or permit a reduction of the amount of the Billable Quantities delivered to Processor.

     ARTICLE II. TERM

     2. This Agreement shall be effective upon the date Processor's Facilities begin Unrestricted Service as defined in Article II Section 2.5(c) of the Design and Construction Agreement between the parties hereto dated March 15, 1995 and shall continue in full force through December 31, 2010 (the "Primary Term"). Thereafter, this Agreement shall continue for successive periods of two (2) years each, subject to successful renegotiation of a processing fee, until either party gives written notice of termination to the other party at least one
(1) year prior to the end of the Primary Term, or one year prior to the end of each succeeding 2-year period.

     ARTICLE III.   INLET QUALITY

     3. The inlet gas delivered to Processor by Columbia shall meet the following specifications:

          Minimum Heating Value:        1200 BTU/SCF (HHV/dry)/1/

          Minimum Temperature:          90 degrees F/2/


     1 Columbia will use best efforts to meet the specification but will not incur additional costs or otherwise change its operations to the detriment of Columbia or its customers.

     2 In the event Processor requires a specified temperature, including the 90 degrees F referred to herein, unable to be maintained by Columbia's existing equipment, Processor agrees to pay for any modification of

          Maximum Temperature:          110 degrees F/3/

          Maximum Water Content:        25 pounds/MMSCF

          Delivery Pressure Range

               @ Plant Inlet:           315 psig to 360 psig/4/

          Further, Processor will accept gas meeting Columbia's pipeline tariff gas specifications for H2S and total sulfur. In the event Columbia delivers gas with H2S and/or total sulfur which is in excess of Columbia's pipeline tariff quality specification, then upon notice from Processor, Columbia will endeavor to identify the source of the excess and take appropriate action to bring gas back into quality specifications. Except for the above, the inlet gas delivered to Processor by Columbia shall conform to the gas quality specifications of Columbia's FERC Gas Tariff.

ARTICLE IV.   RESIDUE QUALITY

     4.1 As long as the inlet gas delivered by Columbia to Processor meets the quality specifications in Article III herein, the residue gas delivered to Columbia by Processor shall meet the following specifications:

          Minimum heating value:        967 BTU/SCF (LHV/dry basis)

          Maximum heating value:        1125 BTU/SCF (LHV/dry basis)



          Columbia's existing equipment and normal operating procedures to meet the requirement.

     3    Unless ambient conditions cause a higher temperature.

     4    Unless operating failures do not permit.

          Minimum temperature:               50 degrees F

          Maximum temperature:               110 degrees F1

          Maximum water content:             7 lbs/MMSCF of gas

          Maximum allowable pressure drop

          across the plant:                  25 psig

     1    Unless ambient conditions cause a higher temperature.

Processor will return residue gas to Columbia containing no more H2S and total sulfur than Processor receives from Columbia at the inlet of the Processor's Facilities. The residue gas shall meet, at a minimum, a -30 degrees F cricondentherm (maximum hydrocarbon dew point). The residue gas returned shall have Ninety-Nine and One-Half percent (99.5%) of liquid and solid particles greater than three (3) microns removed at maximum flowing conditions and at all times be commercially free from particulates or other solid or liquid matter which might interfere with its merchantability or cause injury to or interference with proper operation of the lines, regulators, meters and other equipment of Columbia.

     4.2 Failure to meet the quality specifications set forth in Articles III and IV will be deemed a default under Article XIV of this Agreement.

ARTICLE V.   OPERATION

     5.1 Processor shall have the exclusive responsibility for the ownership, operation and maintenance of Processor's Facilities.

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     5.2  Processor shall process and dehydrate the natural gas stream made available by Columbia to meet or exceed the residue gas quality specified in
Article IV herein except for a maximum of 30 calendar days per year, to be mutually agreed upon by the parties hereto, necessary for turnaround time, maintenance or repair time.

     5.3 Except as herein stated, Processor is and shall forever be responsible for all risk and all costs in connection with Processor's ownership, operation and maintenance of Processor's Facilities. Such costs may include, but are not limited to, personal property taxes, real property taxes assessed against Processor's Facilities and other taxes attributable to Processor's facilities, insurance, fees, permits and utilities.

     5.4 Processor must immediately notify Columbia's Gas Control Department, telephone (304) 357-2505 and the Area Manager, telephone (304) 691-5205, or such other telephone number as may be provided by Columbia from time to time, of all material processing interruptions. Processor and Columbia shall coordinate, on a best efforts basis, necessary facility outages, including but not limited to, annual plant turnarounds, pipeline replacements and compressor overhauls, so as to minimize the disruption of each other's operations.

     5.5 In conducting its activities hereunder, Processor shall (i) comply with any and all applicable local, state and/or federal laws, regulations, orders and agreements, including, but not limited to, those laws, regulations, orders, and agreements directed at protecting the environment, (ii) obtain, from the governmental authorities having jurisdiction over the premises, such permits and approvals as may be required to lawfully conduct Processor's activities, including, without limitation, all permits and approvals required under local, state and/or federal environmental laws and regulations, and (iii) timely provide the governmental authorities having jurisdiction over the premises with all notifications required under applicable local, state and/or federal laws, regulations, orders and agreements.

     5.6 Columbia shall allow Processor to utilize the electrical substation located on Columbia's property, adjacent to Columbia's Kenova Compressor Station, to purchase electric power from American Electric Power Company.

ARTICLE VI.   PROCESSING FEE

     6.1 For purposes of this Agreement the "Transitional Period" is defined herein as the period commencing upon the start of Unrestricted Service as defined in Article 2.5(c) of the Agreement to Design and Construct New Facilities and continue until the effective date of any necessary abandonment authorization to be granted by the FERC regarding Columbia's facilities and the service provided thereby at the Kenova Plant. During the Transitional Period, Processor agrees to initiate the service of processing Columbia's shippers' gas for either: 1) a processing fee applicable to all Billable Quantities of 10.35c/Dth and fuel retainage at the rate provided for in Columbia's FERC Gas Tariff, currently 0.67%, which amount would be billed to Columbia and paid to Processor, or 2) under arrangements to be agreed upon separately by and between Processor and Columbia's shippers. During the Transitional Period, Columbia will bill shippers at its FERC approved processing fee plus fuel retainage for all Billable

Quantities. All amounts due from Columbia shall be payable in accordance with
Article IX. If Processor has negotiated an alternative arrangement with any or all shippers prior to the end of the Transition Period, then upon notification to Columbia by Processor of such alternative arrangement, Columbia will discontinue Processing Fee billings to those affected shippers.

     6.2 It is recognized that during the Transitional Period, Processor may desire adjustments to its processing fee in order to reflect increases in costs. Processor may request such changes after January l, 1997. Columbia will seek approval of adjustments to the processing fee requested by Processor only in the context of any general Section 4(e) Rate Case filings. In the event Columbia determines that it will file a General Section 4(e) Rate Case, Columbia will notify Processor of the impending filing and Processor may provide any information it deems necessary to support any processing fee adjustments requested by Processor. It is understood and agreed between Columbia and Processor that in no event will Columbia file any Rate Case solely due to any adjustment needed by Processor, and that the level of any adjustments and any method of presentation remains the sole control of Columbia. In the event the requested fee adjustment is approved by FERC, the fee paid by Columbia to Processor shall be adjusted to reflect the FERC approved adjustment.

     6.3 By the end of the Transitional Period, Processor will have negotiated arrangements with all shippers transporting gas on Columbia upstream of Processor's Facilities, or will have offered all shippers a "default contract" and will no longer be paid by Columbia for processing. At the end of the

Transitional Period, Processor will be paid by and look solely to Columbia's shippers for payment for that shipper's Billable Quantities.

     ARTICLE VII.   MEASUREMENT

     7.1 The following four natural gas streams shall be measured at Columbia and Processor's facilities hereinafter collectively referred to as the Gas Measurement Facilities: 1) the inlet natural gas stream measured at a point downstream of Columbia's Kenova Plant bypass (Inlet Stream); 2) the residue gas stream measured at a point upstream of Columbia's Kenova Plant bypass (Outlet Stream); 3) plant fuel utilized in Processor's Facilities (Plant Fuel); and 4) plant flare which may be required to be estimated because of safety reasons (Plant Flare). The natural gas liquid product stream shall be measured at a facility installed and operated as described in this Agreement and hereinafter referred to as the Liquid Measurement Facility.

     7.2 Columbia shall be responsible for providing the Inlet and Outlet Streams Measurement. Processor shall be responsible for providing the Plant fuel and Plant Flare Measurement. The Gas Measurement Facilities shall be designed and constructed in accordance with industry standards and consistent with Columbia standards. The Inlet and Outlet streams shall include equipment, specified by Columbia for the accurate chromatographic analysis of those streams and shall be tested monthly. The Liquid Measurement Facility shall be designed, constructed and operated by Processor to standards established in the latest edition of American Petroleum Institute's Manual of Petroleum Measurement Standards. The Liquid Measurement Facility shall include equipment, reasonably specified by Columbia, for the accurate chromatographic analysis of the natural gas liquids product stream. Columbia shall have the opportunity to review the type of meters selected for Liquid Measurement, Plant Fuel and Plant Flare as well as all associated instrumentation. Processor shall operate, maintain and determine the accounting quantities measured by the Plant Fuel and Plant Flare. To the extent measurement facilities are existing for these purposes, the parties will utilize those facilities.

     7.3 Columbia shall operate, maintain and determine the accounting quantities measured by the Inlet an Outlet Streams. For the Gas Measurement Facilities required herein, all measurement practices, calculations, testing and rectification of errors shall be in accordance with Columbia's FERC Gas Tariff, General Terms and Conditions, Section 26, effective November l, 1993 and as it may be subsequently amended. For the Liquid Measurement Facility required herein, all measurement practices, calculations, testing and rectification of errors shall be in accordance with the Liquid Products Industry Standards. Columbia reserves the right to be present at all regularly scheduled and unscheduled inspections and tests of the Liquid, Plant Fuel and Plant Flare measurement facilities. The Processor's regularly scheduled liquid and gas measurement facility inspections shall be performed at most quarterly and less frequently when agreeable to both Columbia and Processor. Columbia agrees to allow the Processor to be present at all inspections and tests of the gas measurement facilities. Both Columbia and the Processor agree to conduct the joint tests and inspections concurrently.

     7.4 Electronic measurement direct data outputs on the Inlet and Outlet Streams shall be provided for use by Processor in accordance with Columbia's Standard Electronic Measurement Agreement, attached hereto and made a part hereof as Attachment A. Processor will permit Columbia to install, at Columbia's sole risk, cost and liability, electronic measurement equipment in order to obtain signals from Liquid Measurement, Plant Fuel and Flare measurement facilities and for the liquid chromatograph, provided that electronic measurement equipment does not interfere with Processor's operations.

     7.5 Processor and Columbia agree to accept the measurements from Measurement Facilities, operated by each party respectively, utilized for the measurement of the Inlet Stream as the basis for determination of the monthly processing payment, and the Liquid Measurement Facility. Plant Fuel and Plant Flare as the basis for determining shrinkage reimbursement, subject nonetheless to estimation procedures and rectification of errors as provided for in Paragraph 7.3 of this Article.

ARTICLE VIII. BTU REIMBURSEMENT

     8.1 Processor shall make Columbia whole by reimbursing Columbia for the Btu equivalent of all natural gas liquids removed by Processor from the natural gas stream delivered to the Processor's Facilities by Columbia and the fuel consumed and gas flared in operating Processor's Facilities. Reimbursement shall consist of a quantity of Btus in the form of natural gas conforming to Columbia's FERC Gas Tariff effective at the time of reimbursement delivery.

     For purposes of calculating Btu's received by Processor hereunder, each of the natural gas liquid products shall be deemed to have a gross heating value as reported in the latest edition of the Gas Processors Suppliers Association's Engineering Data Book, as revised from time to time, or any other industry standard which is mutually agreed upon by Columbia and Processor. The most recent edition of the Gas Processors Suppliers Association's Engineering Data Book reports the gross heating values of the natural gas liquid products as follows:

                  GROSS HEATING VALUE OF NATURAL GAS LIQUIDS
                  ------------------------------------------

          Product                                 Btu  Per Gallon
          -------                                 ---------------
          Ethane                                      65,727
          Propane                                     90,823
          Iso-butane                                  98,913
          Normal butane                              102,909
          Isopentane                                 108,754
          Normal pentane                             110,080
          Hexanes +                                  115,064/5/

     8.2  The Btu Reimbursement in the form of natural gas, as required in this
Article VIII, shall be made by Processor to Columbia at any or all of the receipt points into Columbia Gas Transmission Corporation's pipeline system located in the states of Ohio, West Virginia, Virginia, Maryland, Pennsylvania, New Jersey, Delaware, North Carolina, New York and Kentucky. The receipt of natural gas at any receipt point shall be subject to physical capability of Columbia to receive said natural gas and shall not preclude Columbia from ceasing to receive natural

          5 After the plant is fully operational, the BTU per gallon of hexanes and heavier components may be revised periodically, but not more than twice in one year, based upon the results of extended chromatographic analysis of the liquids stream, using the same components that Columbia uses to determine the heating content of the gas Columbia transports under its FERC Gas Tariff.

gas from time to time at any receipt points due to temporary changes in facility operations or relocations, or ceasing to receive natural gas at any receipt points due to abandonments, either by sale or retirement, or other permanent changes in physical capability of its pipeline facilities used to receive said natural gas.

     8.3 (a) Measurement of the gas delivered at the receipt points hereunder shall be computed in accordance with Columbia's or a downstream pipeline company's tariff, as applicable.

     (b) It is recognized that, due to operating conditions, the Btus of liquid products recovered by Processor and the Btus of natural gas delivered to Columbia may not be in balance in any one particular calendar month. Given Columbia's gas transportation obligations to its shippers, Processor is required to maintain its Btu reimbursements within a ten percent (10%) tolerance each calendar month. In the event Processor fails to maintain its Btu reimbursements within the ten percent (10%) tolerance for greater than a thirty (30) day period, Processor will be in default under this Agreement.

     (c) Columbia will provide notice to Processor of the Btu Reimbursement owed to Columbia 30 days prior to the date delivery is due. Should Processor fail to deliver Btu Reimbursement consistent with the provisions of this Article VIII, Processor shall be subject to the monthly imbalance provisions of Columbia's approved FERC tariff in effect of the time of the imbalance.

     (d) Processor shall exercise due diligence in keeping its Btu reimbursements within the stated tolerance.

     8.4 Processor shall be responsible for obtaining all transportation arrangements required to deliver the natural gas to the receipt points, and shall be responsible for all transportation costs incurred in delivering the natural gas to the receipt points.

     8.5 Processor shall be deemed to be in control of and have responsibility for the natural gas to be processed by Processor after the delivery thereof to Processor by Columbia and prior to the delivery of such gas to Columbia by Processor. Processor shall be deemed to have no responsibility with respect to such gas prior to Processor's receipt thereof, or after Processor's delivery thereof to Columbia.

ARTICLE IX.   BILLING AND PAYMENT

     9. On or before the lOth day of each month, Columbia will submit the Inlet and Outlet Streams accounting quantities to Processor. On or before the 20th day of each month, Processor will submit a statement and invoice to Columbia indicating all amounts and fuel reimbursement due under this Agreement for the preceding month. Processor's statement shall include a comparison of the inlet/outlet measurement heating values (DTH) minus the fuel and flare heating values (DTH) versus the equivalent heating values (DTH) of the liquid removed. In the event that a discrepancy exists in the comparison, the liquid and gas measurement facilities of both parties shall be inspected to determine the cause of the discrepancy. Both parties shall work together diligently to solve the discrepancy in a manner mutually acceptable to both parties. Columbia shall remit payment based on that invoice by the last business day of the month in which the invoice is received or 10 business days following receipt of the invoice, whichever is later (Due Date). In the event Columbia does not submit payment within 30 days of the Due Date, Columbia shall pay interest at the FERC interest rate (18 CFR (S) 154.67) upon the unpaid balance until paid.

ARTICLE X. INSURANCE

     l0.1 Processor, at all times while it has any interest in Processor's Facilities and to the extent required by current operations and as agreed by Columbia, shall provide, at its own cost and expense, insurance of the kinds and in the amounts necessary to cover all loss or liability for damages on account of bodily injury, including death resulting therefrom, and damage to or destruction of property caused by or arising out of any and all operations carried on or any and all work performed under this Agreement. At a minimum, Processor shall provide insurance of the kinds and in the amounts specified in the following schedule.

     (a)  Workers' Compensation: Coverage shall include the following:
          ----------------------

          (i) Workers' Compensation - Statutory coverage applicable in each State where work is to be performed, including coverage for occupational disease, if and as required.

          (ii) Employer's Liability minimum limit of $1,000,000 per occurrence. If coverage is obtained from a state fund (Ohio or West Virginia), Employer's Liability coverage may not be available. In such cases, Processor will purchase "Stop

                    Gap" coverage, with minimum limits of $1,000,000 per occurrence, from a commercial insurer.

          (iii) All States Endorsement (or equivalent). If coverage is obtained from a state fund (Ohio or West Virginia) an All States endorsement may not be available. In such cases, Processor will obtain Workers' Compensation insurance in every state in which operations may be conducted or work may be performed under the terms of this Agreement.

          (iv) U. S. Longshore and Harbor Workers' Compensation Act coverage, U. S. Defense Bases Act Coverage, Outer Continental Shelf Land Act coverage, when applicable: statutory limits.

          (v)       Jones Act coverage when applicable. Minimum limits required:
                    $1,000,000 per accident.

     (b) Commercial General Liability or Comprehensive General Liability
         ---------------------------------------------------------------
Insurance: Policy to include Blanket Contractual and Broad Form Liability
- ----------
endorsements, or their equivalents, Completed Operations Coverage and, when applicable, Products Coverage. The Contractual Liability section must specifically cover Processor's obligations under the indemnity provisions of this agreement.

          Minimum limits required:

                    BODILY INJURY/PROPERTY DAMAGE:  $1,000,000 per occurrence.

                    Combined Single Limit.

                    PRODUCTS/COMPLETED OPERATIONS: $1,000,000 per occurrence,

                    Combined Single Limit.

                    PERSONAL INJURY: $1,000,000 per occurrence.

     When coverage obtained in accordance with this paragraph is written on a "Claims Made" or "Claims First Made:" form, Completed Operations coverage must be specifically endorsed to provide that it will respond to claims made for at least 24 months after completion of the work.

     The Fellow Employee and Explosion, Collapse and Under-ground Exclusions must be deleted.

     (c) Automobile Liability: Coverage shall include all owned, non-owned,
         --------------------
leased or hired vehicles.

               Minimum Limits required:

                    BODILY INJURY/PROPERTY DAMAGE $1,000,000 per occurrence,

                    Combined Single Limit.

Processor warrants that it is in full compliance with any "No Fault" provision of any state in which it operates motor vehicles.

     (d) Umbrella Liability Insurance: Coverage shall be excess of, and at least
         ----------------------------
as broad as, the primary coverages listed in paragraphs a, b and c of this Section.

               Minimum Limits required:

                    BODILY INJURY/PROPERTY DAMAGE - $10,000,000 per occurrence,

                    Combined Single Limit.

     (e) Aircraft Liability: If any operations require the use of helicopters or
         -------------------
fixed wing aircraft, Processor will, in addition to all other insurance coverage required in this Section, maintain and shall require any Subcontractor utilizing rotary or fixed wing aircraft to maintain aircraft liability insurance with minimum limits of $10,000,000 per occurrence for bodily injury and property damage.

     (f) Marine Insurance: If any operations are to be conducted in or on
         -----------------
navigable waters or on any pier, wharf, or other structure adjoining such waters, Processor shall, in addition to all other insurance required in this Section, maintain and shall require any Subcontractor engaged in such operations to maintain, the following additional coverage, as appropriate:

          (i) HULL/PROTECTION & INDEMNITY - coverage to be provided for each vessel used in any operations conducted under the terms of this agreement. Minimum limits required:

                HULL - Current value of the vessel.

                PROTECTION & INDEMNITY $1,000,000 per vessel per occurrence for bodily injury and property damage.

          (ii)  MARINE EMPLOYERS LIABILITY - minimum limits required:
                $1,000,000 per accident.

     (g) Environmental Impairment Liability (or Equivalent): Policy to include
         ---------------------------------------------------
coverage for all loss and liability resulting from Processor's activities and liability assumed by Processor under this Agreement.

               Minimum Limits required:

               BODILY INJURY/PROPERTY DAMAGE - $10,000,000 per occurrence,

               Combined Single Limit.

     (h)  All Risk Property: Limits shall be sufficient to cover replacement
          ------------------
cost for Processor's Facilities and provide a Bailee Endorsement to cover any loss of natural gas in Processor's possession.

     (i)  Boiler and Machinery: Limits shall be sufficient to cover replacement
          ---------------------
cost for Processor's Facilities.

     (j)  Business Interruption: Limits shall be at Processor's discretion.
          ---------------------

     10.2 All insurance policies required by this section will be written by insurance companies reasonably acceptable to Columbia, will be primary with respect to any insurance maintained by Columbia, and will be endorsed to provide at least 30 days advance notification to Columbia of any cancellation, non-renewal or material change in coverage and cancellation for non-payment of premium will require 30 days advance notice to Columbia. Insurance policies required by paragraphs b, c, d, e, f and g will name Columbia as an additional insured. All insurance policies required by this Section will contain a waiver of subrogation as against Columbia. Some of the foregoing policies may be obtained and maintained by Processor's Contractor, which policies shall name Columbia and MarkWest as additional insureds and provide Waiver of Subrogation against both parties. Some of the foregoing policies may be obtained and maintained by Processor's Contractor, which policies shall name Columbia and

                                      2O
processor as additional insureds and provide Waiver of Subrogation against both parties.

     10.3 Processor warrants that any Contractor and/or Subcontractors of Processor who conduct any operations or perform any work under the terms of this Agreement, or in connection with the facilities, shall be specifically covered by Processor's policies or equivalent policies carried by the Contractor and/or Subcontractors.

     10.4 Processor shall furnish, on behalf of itself and any Contractor or Subcontractor, prior to Processor conducting any activity on Processor's Facility site, copies of all insurance policies intended to meet the requirements of this Section. Properly executed Certificates of Insurance may be substituted for insurance policies provided that such Certificates contain positive statements of compliance with all the terms of this Agreement which apply to the type of insurance represented by the Certificate. Insurance Policies whose terms expire during the term of this Agreement will be renewed or replaced with no gaps in coverage, and evidence of such renewal or replacement will be provided to Columbia under the same conditions as prescribed above.

     ARTICLE XI.   INDEMNITY

     11.1 Processor shall indemnify and hold harmless Columbia from and against any and all loss, damage, and liability and from any and all claims for damages on account of or by reason of bodily injury, including death, which may be sustained or claimed to be sustained by any person, including the employees of Processor and of any Contractor or Subcontractor of Processor, and from and against any and all damages to property, including loss of use, and including property of Columbia, caused by or arising out of or claimed to have been caused by or to have arisen out of an act or omission of Processor or its agents, employees, subcontractors or contractors in connection with the performance of this Agreement, in connection with the performance of this Agreement, whether or not insured against and Processor shall at its own cost and expense defend any claims, suits, actions, or proceedings, whether groundless or not, which may be commenced against Columbia by reason thereof or in connection therewith, and Processor shall pay any and all judgments which may be recovered in any such actions, claims, proceedings, or suits, and defray any and all expenses, including costs and attorney's fees, which may be incurred in or by reason of such actions, claims, proceedings, or suits, including environmental impairment; provided, however, that the foregoing indemnification will not cover loss, damage, or liability arising from the sole negligence or wilful misconduct of Columbia, its agents and employees. Notwithstanding the foregoing, in the event of such actions, claims, proceedings or suits, Columbia shall be entitled, if it so elects, to representation by attorneys of its own selection, including attorneys employed by Columbia. The obtaining by Processor of a release or discharge, running to Processor or Columbia or either or both of them, from a property owner for damages resulting from any phase of the performance of the obligations of this Agreement shall not diminish nor affect in any way the rights of Columbia and the obligations of Processor as set forth in this Article IX; and to the extent permitted by law.

     Processor expressly waives the benefit, for itself and all contractors and subcontractors, insofar as the indemnification of Columbia is concerned, of the provisions of any applicable workers' compensation law limiting the tort or other liability of an employer on account of injuries to the employer's employees.

     Except to the extent of Columbia's obligations under the Purchase and Demolition Agreements, Construction Premises and Remaining Premises between Columbia and Processor both dated March 15, 1995, Processor shall further indemnify and hold Columbia harmless from any and all claims for costs, expenses, fines or fees associated with or arising from claims asserted under any local, state and/or federal environmental law or regulations, regardless of whether such claims relate to conditions that existed on the property prior to Processor's entry thereon.

     11.2 Columbia shall indemnify and hold harmless Processor from and against any and all loss, damage and liability, and from any injury, including death, which may be sustained or claimed to be sustained by any person, including the employees of Columbia and of any Contractor or Subcontractor of Columbia and, from and against, any and all damages to property, including loss of use, and including property of Processor, caused by or arising out of or claimed to have been caused by or to have arisen out of the sole negligence of Columbia or its agents, employees or subcontractors.

ARTICLE XII.   FORCE MAJEURE

     12. Neither Processor nor Columbia shall be held responsible for any losses resulting if the fulfillment of any terms or provisions shall be delayed or prevented wholly or in part by compliance with any law, order or regulation, whether valid or invalid, of any governmental authority or of any person purporting to act therefor or by any act or condition not within the reasonable control of the party whose performance is interfered with and which by the exercise of reasonable diligence said party is unable to prevent, including but not limited to revolutions or other disorders, wars, acts of enemies, embargoes or other import or export restrictions, strikes, lockouts or other industrial disturbances, fires, storms, floods, acts of God or explosions. The settlement of strikes or lockouts shall be entirely within the discretion of the party having the difficulty and such party shall not be required to make settlement of strikes or lockouts by acceding to the demands of the opposing party when such course is inadvisable in the discretion of the party having the difficulty. If by reason of any cause of the nature set forth above in this Article XII, supplies of either natural gas or natural gas liquids are curtailed or cut off, then neither Columbia nor Processor shall be required to replace the hydrocarbons so curtailed or cut off nor shall either party be required to make up deliveries omitted by reason of any of the above causes. If either party is unable to fulfill the terms and conditions of this agreement by reason of any such cause as provided in this Article, the party rendered unable to perform hereunder shall give the other party notice in writing as soon as reasonably possible after the occurrence of the cause relied on, setting forth the full particulars in connection therewith, and deliveries shall be suspended during the continuance of any inability so caused but for no longer period, and such cause, so far as possible, shall be remedied with all reasonable dispatch. This agreement shall not be terminated by reason of any such cause set out above but shall remain in full force and effect and this Agreement shall not be extended regardless of any such curtailment or cessation.

ARTICLE XIII.   REMEDIATION UPON TERMINATION

     13. In the event of a permanent cessation of operations of Processor's Facilities which would result in title to the real property and/or Processor's Facilities to be passed to Columbia, Processor shall remediate the entire tract owned by Processor, including that portion thereof affected by the past operation and the dismantlement, demolition, removal and disposal of the existing Kenova Extraction Plant, to (i) a level that meets or exceeds a specific clean-up or compliance level established under applicable State and/or federal environmental laws and regulations, or (ii) where such laws and regulations do not state a specific standard, to a level or standard of remediation and compliance approved by the governmental agency or agencies having jurisdiction over the premises, such standard being negotiated solely between Processor and such agency having jurisdiction and reasonably acceptable to Columbia, for the purpose of administering such environmental laws and regulations. Further, Processor shall indemnify and hold Columbia harmless from any and all claims for costs, expenses or fees associated with or arising from Processor's remediation of or failure to remediate environmental conditions on the tract owned by Processor, including, but not limited to, claims asserted under any State and/or federal environmental law or regulation, regardless of whether such claims relate to conditions that existed on the property prior to Processor's entry thereon, except to the extent of Columbia's obligations under the Purchase and Demolition Agreements.

XIV.   DEFAULT AND PENALTY

     14. In the event Processor, for any reason other than Force Majeure and
Article 5.2 hereof and for reasons related to safety considerations and the integrity of Processor's Facilities, interrupts the liquid production process as required under the terms and conditions of this Agreement, Processor shall pay to Columbia a penalty of Five Thousand Dollars ($5,000) per day unless Columbia can establish damages in excess of the Five Thousand Dollars ($5,000) per day. In the event Processor interrupts the liquid production process for any reason, including without limitation, Force Majeure, which interruption continues for a period of 30 consecutive days and within such 30-day period fails to provide Columbia with a reasonable plan and date for resuming liquid production acceptable to Columbia, or is otherwise in default of any of the terms, conditions, covenants, warranties or agreements contained herein, and which default continues for 30 days after written notice from Columbia to Processor, if curable within 30 days or if not curable within 30 days and processor has not commenced good faith, diligent efforts to cure within that 30 day period, Columbia, may at its sole discretion and in addition to any other legal or equitable remedy available to Columbia:

     (a) satisfy any and all obligations of Processor connected directly or indirectly with this Agreement, including but not limited to any default of Processor under this Agreement, with reimbursement from Processors of any amount paid together with (i) attorneys fees and (ii) annual interest at the rate of 15%, if this rate is allowed by law, otherwise at the highest rate allowed by law and, if not reimbursed, such amount may be deducted (with attorneys fees and interest as above provided) by Columbia from any amounts then or thereafter due Processor. These rights of reimbursement and deduction are in addition to Columbia's rights to indemnity under this Agreement; and/or,

     (b) seek interlocutory equitable relief against Processor, as Processor acknowledges and agrees that a default will cause irreparable harm and loss to Columbia, in a form which will allow Columbia, or any entity chosen by Columbia, to complete the obligations of Processor herein at the sole risk, liability, cost and expense of Processor and, if not reimbursed, such amount may be deducted (with attorneys fees and interest as above provided) by Columbia from any amounts then or thereafter due Processor. These rights of reimbursement and deduction are in addition to Columbia's rights to indemnity under this Agreement; and/or,

     (c) purchase Processor's Facilities for the net depreciated book value of Processor's Facilities.

ARTICLE XV.   ASSIGNMENTS

     15. This Agreement may not be assigned by either party without the other party's prior written consent.

ARTICLE XVI.   NOTICES

     16. Any notices required or permitted under this Agreement, with the exception of the notice provision of Article V, Paragraph 5.4, shall be made via facsimile at the following numbers followed by notice through the U.S. Postal

Service return receipt requested, to the following addresses or such other facsimile numbers and addresses as may be designated by the parties hereto:

                    MarkWest Hydrocarbon Partners, Ltd.
                    5613 DTC Parkway, Suite 400
                    Englewood, CO 80111
                    Attention of Vice President, Finance
                    Facsimile: (303) 290-8769

                    Columbia Gas Transmission Corporation
                    P.O. Box 1273
                    Charleston, WV 25325-1273
                    Attention: Vice President,
                               Volume Management
                    Facsimile: (304) 357-2424

ARTICLE XVII.   RIGHT TO AUDIT

     17. Each party agrees that the other or the other's Agents, at all reasonable times, shall have the right to examine or audit the books, accounts and records of that party to verify compliance with the terms and conditions of this Agreement.

ARTICLE XVIII.   DISPUTE RESOLUTION

     18. Any and all disputes, claims or controversies arising from the interpretation of this Agreement, or a party's obligations hereunder, shall be resolved by binding arbitration conducted in accordance with the Commercial Arbitration rules of the American Arbitration Association.

ARTICLE XIX.   LAWS, RULES AND REGULATIONS AND CHOICE OF LAW

     19. This Agreement and all operations hereunder shall be in accordance with and subject to all applicable Federal, State and Local laws, rules and regulations. This Agreement shall be construed in accordance with the laws of the State of West Virginia, without reference to any conflicts of law provisions.

ARTICLE XX.    SEVERABILITY

     20. If any sections or provisions of this Agreement shall be held by any court of competent jurisdiction to be illegal, void or unenforceable, such sections or provisions shall survive to the extent enforceable and allowed by law, but the illegality or unenforceability of any such sections or provisions shall have no effect upon and shall not impair the enforceability of any other Articles or provisions of this Agreement.

ARTICLE XXI.   AUTHORITY TO PROCESS

     21. Except for gas processed by Processor under separate agreement with Shippers, Columbia represents it has all right and authority to permit and cause Processor to recover those liquefiable hydrocarbons from the natural gas stream and upon recovery thereof, title to those liquefiable hydrocarbons will be held by Processor.

ARTICLE XXII.  INDEPENDENT CONTRACTOR

     22. It is mutually agreed that in the performance of any and all actions necessary to perform the duties under the terms and conditions of this Agreement, Processor is an independent contractor, and nothing in this Contract shall be construed as creating the relationship of principal and agent, or employer or employee, between Columbia and/or Processor or Processor's agents or employees. Processor shall have no authority to hire any persons on behalf of Columbia, and any and all persons whom it may employ shall be deemed to be solely the employees of Processor. Processor shall have control and management of the work, the selection of employees and the fixing of their hours of labor, and no right is reserved to Columbia to direct or control the manner in which the work is performed, as distinguished from the result to be accomplished. Nothing herein contained shall be construed to authorize Processor to incur any debt, liability or obligation of any nature for or on behalf of Columbia, or for Processor to cause any lien or other encumbrance to be placed on Columbia's property, and Processor shall immediately remove, and indemnify Columbia against, all costs incurred in connection with, any such debt, liability, obligation, lien or other encumbrance, if any arises in contravention hereof.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and year last above written.

                                        COLUMBIA GAS TRANSMISSION CORPORATION


                                        By:  /s/ Peter J. Kinsella

                                                       Peter J. Kinsella
                                        Title: Vice President, Volume Management

                                        MARKWEST HYDROCARBON PARTNERS, LTD.


                                        By:  /s/ Patrick W. Murray

                                        Title:  Vice President - Finance

                                      3O